Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZAGG Inc:

We consent to the incorporation by reference in the registration statements (No. 333-147510, 333-179227, and 333-187467) on Form S-8 and (No. 333-181748) on Form S-3 of ZAGG Inc of our reports dated March 12, 2014, with respect to the consolidated balance sheets of ZAGG Inc as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 Annual Report on Form 10-K of ZAGG Inc.

(signed) KPMG LLP

Salt Lake City, Utah

March 12, 2014